ACQUISITION AGREEMENT


          THIS ACQUISITION AGREEMENT (this "Agreement") is entered into as of the 9th day of October, 1998, by and among EUROGAS, INC., a Utah corporation ("EuroGas"), EUROGAS RESOURCES INC., a British Columbia corporation ("Eurosub"), and BELMONT RESOURCES, INC., a British Columbia corporation ("Belmont"), based on the following:

                            Premises

     A. EuroGas is a publicly-held corporation that owns an interest in mineral deposits in Slovakia through a wholly-owned subsidiary.

     B.   Eurosub is a wholly-owned subsidiary of EuroGas.

     C. Belmont is a publicly-held corporation traded on the Vancouver Stock Exchange.

     D. Maseva, s.r.o. ("Maseva") is a privately-held entity organized under the laws of the Slovak Republic. Maseva was awarded the rights to the exploration territory known as "Kralovsky Chlmec" pursuant to a decision (the "Initial Decision") of the Slovak Republic Ministry of Environment located in Bratislava dated March 10, 1998, File No. 464/359/98-3.3 that gave Maseva the exclusive right to explore in the area covered by the Initial Decision.

     E. Belmont and Maseva formed a new company in the Slovak Republic under the name of Maseva Gas, spol, s.r.o. ("Maseva Gas") and the exploration rights covered by the Initial Decision were transferred from Maseva to Maseva Gas. Belmont now owns 90% of Maseva Gas.

     F. EuroGas, through Eurosub, wishes to acquire, and Belmont desires to sell, the right to explore for and exploit crude oil and natural gas in the territory covered by the Initial
Decision by the transfer of ownership of its 90% interest in Maseva Gas to Eurosub.

     G. Belmont will transfer its 90% interest in Maseva Gas to Eurosub on a tax-deferred basis pursuant to subsection 85(1) of the Income Tax Act (Canada).

                           Agreement

     NOW, THEREFORE, based on the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual covenants and the agreements hereinafter set forth and the mutual benefit to the parties to be derived therefrom, it is hereby agreed as follows:

Article I
Definitions

     In this Agreement, the following terms shall have the meanings specified in this Article I. Such definition shall be equally applicable to both the singular and the plural forms.
Any agreement referred to below shall mean such agreement as amended, supplemented, or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

     "Assumed Obligations" means the obligations under the contracts and agreements which are assumed by Eurosub, all as more particularly described in Section 2.03.

     "Closing" has the meaning set forth in Section 2.05.

     "Closing Date" has the meaning set forth in Section 2.05.

     "Common Stock of EuroGas" means the authorized common stock of EuroGas, par value $0.001 per share.

     "Decision" means the decision of the Ministry of Environment of the Slovak Republic in Bratislava dated July 30, 1998, File
No. 1944/941/98-3.3 granting Maseva Gas the exclusive right to explore for oil and flammable natural gas in the territory described which covers 849.7 square kilometers.

     "Due Diligence" means the 30 days after the date of delivery of the Belmont Schedules during which time EuroGas may inspect such Belmont Schedules.

     "Environmental Laws" means the central government, provincial, and local laws and regulations governing the generation, marketing, refining, recycling, treatment, handling, use, storage, transportation, disposal, and clean up of hazardous, radio active, reactive, flammable, infectious, toxic, or dangerous materials, or the protection of public health or the environment, including, without limitation, all laws and regulation governing water resources, water management structures, and other environmental features protected pursuant to the Slovakian Gazette on the Protection of Nature and the Countryside and compliance with the regulations governing forestry land reserves, national nature reserves, and the Ministry of Environment, including all permits and regulatory approvals required or issued thereunder.

     "EuroGas Shares" means 2,500,000 shares of restricted Common
Stock of EuroGas to be held by Eurosub pursuant to the terms of this Agreement.

     "EuroGas Warrant" means the transferable warrant to be held by Eurosub pursuant to the terms of this Agreement which warrant gives the holder the right, at the holder's election, to acquire up to 2,500,000 shares of restricted Common Stock of EuroGas, at an exercise price of $2.50 per share, at any time prior to October 1, 2000, a copy of which is attached hereto as Exhibit "A" and forms a part of this Agreement.

     "Eurosub Shares" means 2,500,000 Exchangeable Preferred Shares in the capital of Eurosub to be delivered to Belmont as part of the purchase price for the shares of Maseva Gas, each such Eurosub Share retractable by the holder in exchange for one EuroGas Share. A copy of the special rights and restrictions attached to the Eurosub Shares is attached hereto as Exhibit "B" and forms a part of this Agreement.

     "Eurosub Warrant" means a warrant to be delivered to Belmont as part of the purchase price for the shares of Maseva Gas, which gives Belmont the right, at its election, to acquire the EuroGas Warrant, in whole or in part, at any time and from time to time until October 1, 2000, for aggregate consideration of $25.00, a copy of which is attached as Exhibit "C" and forms a part of this Agreement.

     "Excluded Liabilities" has the meaning set forth in Section
2.04.

     "Initial Decision" means the decision of the Slovak Republic
Ministry of Environment in Bratislava dated March 10, 1998, File
No. 464/359/98-3.3 granting Maseva the exclusive right to prospect for crude oil and natural gas in the exploration territory identified in the Initial Decision covering 849.7 square kilometers.

     "Maseva" means Maseva, s.r.o., an entity organized under the laws of the Slovak Republic located in Kosice.

     "Maseva Concession" means the rights granted under the Decision and now held by Maseva Gas, including the exclusive right to prospect for crude oil and flammable natural gas in the territory identified in the Decision and, on the identification and location of exploitable minerals, the pre-emptive right to determine the mining area and exploit the minerals.

     "Maseva Gas" means Maseva Gas, Spol, s r.o., an entity formed under the laws of the Slovak Republic.

     "Tax Act" means the Income Tax Act (Canada).

     "Voting Trust Agreement" means the voting trust agreement to be entered into among EuroGas, Eurosub and Pacific Corporate
Trust Company, a form of which is attached to this Agreement as Exhibit "D".

     "Working Interest Agreement" means the working interest agreement to be entered into between Maseva Gas and Belmont at the time of Closing, a form of which is attached to this Agreement as Exhibit "E".

Article II
Purchase of Shares and Assets

     Section 2.01 The Purchase. On the terms and conditions set forth in this Agreement, Eurosub shall purchase from Belmont 90% of the record and equity ownership interest in and to Maseva Gas in exchange for the delivery to Belmont of the Eurosub Shares and the Eurosub Warrant. In addition, at the time of Closing, Belmont shall be assigned a 22.5% working interest in the Maseva Concession, provided that Maseva Gas will pay the costs associated with the 22.5% working interest in connection with the drilling of the initial two new wells on the Maseva Concession in accordance with the terms of the Working Interest Agreement. At the Closing, EuroGas shall deliver the EuroGas Shares and the EuroGas Warrant to Eurosub, c/o Pacific Corporate Trust Company, Suite 830 - 625 Howe Street, Vancouver, British Columbia,
V6C 3B8, pending retraction of the Eurosub Shares and exercise of the Eurosub Warrant, to be held by Pacific Corporate Trust Company in accordance with the Voting Trust Agreement.

     Section 2.02 Eurosub and Belmont will jointly elect in the prescribed manner and within the prescribed time, pursuant to the provisions of subsection 85(1) of the Tax Act, to effect the transfer of the shares of Maseva Gas from Belmont to Eurosub at amounts, determined by Belmont, equal to Belmont's "cost amount", as defined in the Tax Act of the transferred assets.

     Section 2.03 Assumed Obligations. On the Closing Date, Eurosub and EuroGas shall assume and agree to discharge the obligations of Belmont under the terms of the agreements governing Maseva Gas and the Maseva Concession that are set forth on Schedule 3.07 and that are incurred or related to any time subsequent to the Closing Date. All costs attributable to any period of time that encompasses the time both before and after the Closing Date shall be pro rated between Eurosub and Belmont as of the Closing Date.

     Section 2.04 Excluded Liabilities. EuroGas and Eurosub shall not assume, be obligated to pay, be obligated to perform, or otherwise be required to discharge any liability or obligation of Belmont, Maseva, or Maseva Gas, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by EuroGas and Eurosub, including any liability or obligation attributable to any time prior to the Closing Date.

     Section 2.05 Closing; Closing Date. Subject to the terms and conditions of this Agreement, the consummation of the sale and purchase of Maseva Gas as contemplated hereby (the "Closing") shall take place at the offices of Kruse, Landa & Maycock, L.L.C., or such other place as mutually acceptable to the parties hereto as soon as practicable, but in any event on or before September 30, 1998. The date on which the Closing takes place shall be the "Closing Date."

     Section 2.06 Closing Events. At the Closing, Belmont shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) (i) the bills of sale, assignments, and other documents and instruments of conveyance and transfer, all in form and substance reasonably satisfactory to EuroGas and Eurosub and their counsel, necessary to vest free and clear title in Eurosub to 90% of the equity and record ownership of Maseva Gas; (ii) originals or copies of all of Maseva Gas's agreements, contracts, and commitments; (iii) originals or copies of all science related to the Maseva Concession, including surveys, reports, feasibility studies, testing reports, seismic information, drill logs, etc.; (iv) all certificates, opinions, schedules, agreements, resolutions, or other instruments required by this Agreement to be so delivered prior to the Closing; (v) a representation letter acknowledging the restricted nature of the securities delivered to Belmont as part of the purchase price and setting forth Belmont's investment intent in form and substance as set forth on Exhibit "F" attached hereto and incorporated herein by this reference; and (vi) such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. Eurosub shall deliver to Belmont the certificates representing the Eurosub Shares and the Eurosub Warrant and a form T2057 election signed by Eurosub as a transferor and a letter to Belmont authorizing it to complete the form and file it with Revenue Canada.

     Section 2.07 Registration of Common Stock. At the Closing, the parties will execute and deliver a Registration Rights Agreement in the form and substance as set forth on Exhibit "G" giving Belmont the right to have any EuroGas Shares acquired upon retraction of the Eurosub Shares and the restricted Common Stock of EuroGas issuable on exercise of the EuroGas Warrants which may be acquired by Belmont on exercise of the Eurosub Warrant included in any appropriate registration statement that may be filed by EuroGas within one year of the date of Closing.

Article III
Representations, Covenants, and Warranties of Belmont

     Belmont hereby represents, covenants, and warrants to EuroGas and to Eurosub, such representations, covenants, and warranties to be made as of the date hereof and at and as of the Closing Date and to survive the Closing and continue in accordance with the terms hereof, as follows:

     Section 3.01 Organization of Belmont. Belmont is a corporation duly organized, validly existing, and in good standing under the laws of British Columbia and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and public authorities to own its properties and assets and to carry on its business in all material respects as it is now being conducted. There is no jurisdiction in which it is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except when the failure to do so would not have a material adverse affect on the business and properties of Belmont. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Belmont's articles of incorporation or bylaws.

     Section 3.02 Organization of Maseva Gas. Maseva Gas is an entity duly organized, validly existing, and in good standing under the laws of the Slovak Republic, with the power and duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and public authorities to own its properties and assets, including the Maseva Concession, and to carry on its proposed business of exploring for natural gas and crude oil on the Maseva Concession. There is no jurisdiction in which it is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted or proposed by it, requires qualification. The consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of Maseva Gas's governing instruments.

     Section 3.03 Approval of this Agreement. The board of directors of Belmont has authorized the execution and delivery of this Agreement and has approved the transactions contemplated hereby. There is no requirement that the shareholders of Belmont approve this Agreement or the transactions contemplated hereby. This Agreement is the legal, valid, and binding agreement of Belmont enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, or other laws effecting the enforcement of creditor's rights generally and by general principles of equity.

     Section 3.04 Capitalization of Maseva Gas. The authorized capital of Maseva Gas is as set forth in the provided copy of the Maseva Articles of Organization. All such issued and outstanding shares have been legally issued, and are fully paid, and nonassessable, and not issued in violation of the rights of any other person or entity. No shares of the authorized capital of Maseva Gas are subject to any right held by any other person or entity to require the issuance of additional shares or acquire the issued and outstanding shares on the exercise or conversion of options, warrants, convertible debentures, contract rights, or other such instruments.

     Section 3.05 Ownership of Maseva Gas. Belmont hereby represents and warrants that, as of the Closing Date, it will be the sole beneficial and record owner of 90% of the issued and outstanding record and equity ownership of Maseva Gas. Belmont's ownership interest in Maseva Gas is held solely by Belmont, free and clear of any and all liens, encumbrances, claims, or rights of any other person or entity.

     Section 3.06 Ownership of Maseva Concession. As of the Closing, Maseva Gas will be the sole and exclusive holder of the Maseva Concession and all of the rights granted under the Decision. Such ownership and the right to exploit the Maseva Concession shall not be subject to the approval or consent of any governmental agency or third party. No other person or entity will have any lien, encumbrance, claim, or right with respect to the Maseva Concession.

     Section 3.07 No Liabilities or Contingencies. As of the Closing, Maseva Gas will not have and will not be liable for, any liabilities or contingencies, whether known or unknown, except for those obligations listed on Schedule 3.07 which have accrued but which are not yet due.

     Section 3.08 Material Contract Defaults. As of the Closing, Maseva Gas will not be in default in any respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Maseva Gas, and there will be no event of default or other event which would with the notice or lapse of time or both would constitute a default in any material respect under any such contract, agreement, lease, or other commitment.

     Section 3.09 Taxes. All tax returns, tax reports, and taxes with respect to the formation or operation of Maseva Gas or which might be a lien or encumbrance against Maseva Gas or its assets that is due prior to the Closing Date will be filed on or before the Closing Date and the underlying tax obligations paid in full.

     Section 3.10 Third-Party Consents. No contract, agreement, lease, or other commitment, written or oral, to which Belmont or Maseva Gas is, or as of the Closing Date, will be a party, or to which any of Maseva Gas's properties or assets are subject, require the consent of the other party in order to consummate the transactions herein contemplated.

     Section 3.11 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Belmont or Maseva Gas is a party or to which any of their properties or operations are subject.

     Section 3.12   Compliance With Laws and Regulations.
Belmont and Maseva Gas have complied with all applicable statutes and regulations of any governmental agency with respect to the Maseva Concession. The Maseva Concession, including all of the rights under the terms of the Decision, is in good standing and can be fully exploited by Maseva Gas. Any and all consents required from any governmental agency to permit Maseva Gas to exploit the Maseva Concession will have been obtained by the Closing Date.

     Section 3.13 Environmental Concerns. The Maseva Concession and Maseva Gas are in full compliance with all Environmental Laws, including the regulations adopted under the Gazette on Geological Operations, the Slovak Geological Bureau, the Gazette on the Protection of Nature and Countryside, the Forestry Land Reserves, the Protection of Agricultural Land Reserves, the Ministry of Environment, and all local rules and regulations, and are not subject to any environmental liabilities.

     Section 3.14 Brokers' Fees. Belmont has not engaged or entered into any agreement with any broker or finder in connection with any of the transactions contemplated by this Agreement requiring the payment of any fee or compensation.

     Section 3.15 Belmont Schedules. Belmont will deliver to EuroGas and Eurosub within ten (10) days of the execution of this Agreement, unless delivered previously, the following disclosure schedules that are collectively referred to as the "Belmont Schedules":

          (a) A complete copy, including all exhibits, of the Decision;

          (b) A complete copy, including all exhibits, of the Contract of Mandate between Belmont and Maseva;

          (c) A complete copy, including all exhibits, of the Contract to enter into a Future Contract between Belmont and Maseva;

          (d) A copy of any other agreement, contract, or commitment to which Maseva Gas is a party or the Maseva
Concession is subject to;

          (e) A schedule including all geological information with respect to the Maseva Concession, including feasibility studies, geological surveys, reports, development plans, seismic information, analysis, test results, or similar matters;

          (f) A copy of the complete financial records of the costs associated with obtaining the Maseva Concession, forming
Maseva and Maseva Gas, and the negotiation and execution of the agreements between Belmont and Maseva.

          (g) A schedule setting forth the information required by Section 3.07.

Article IV
Representations, Covenants, and Warranties of EuroGas and Eurosub

     Section 4.01 Organization of EuroGas. EuroGas is a corporation duly organized, validly existing, and in good standing under the laws of the state of Utah and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and public authorities to own its properties and assets and to carry on its business in all material respects as it is now being conducted. There is no jurisdiction in which it is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except when the failure to do so would not have a material adverse affect on the business and properties of EuroGas. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of EuroGas' articles of incorporation or bylaws.

     Section 4.02 Organization of Eurosub. Eurosub is a corporation duly organized, validly existing, and in good standing under the laws of the Province of British Columbia and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and public authorities to own its properties and assets and to carry on its business in all material respects as it is now being conducted. There is no jurisdiction in which it is not so qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except when the failure to do so would not have a material adverse affect on the business and properties of Eurosub. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Eurosub's articles of incorporation or bylaws.


     Section 4.03 Approval of this Agreement. The board of directors of EuroGas and Eurosub have authorized the execution and delivery of this Agreement and have approved the transactions contemplated hereby. There is no requirement that the shareholders of EuroGas or Eurosub approve this Agreement or the transactions contemplated hereby. This Agreement is the legal, valid, and binding agreement of EuroGas and Eurosub enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, or other laws effecting the enforcement of creditor's rights generally and by general principles of equity.

     Section 4.04 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which EuroGas or Eurosub is a party or to which any of their properties or operations are subject.

     Section 4.05 EuroGas Disclosure. The information concerning EuroGas and its business and operations set forth in its reports on Form 10-K for the year ended December 31, 1997, and Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, does not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Eurosub has no material assets except the EuroGas Shares and EuroGas Warrants and has no material liabilities.

     Section 4.06 Brokers' Fees. EuroGas and Eurosub have not engaged or entered into any agreement with any broker or finder in connection with any of the transactions contemplated by this Agreement requiring the payment of any fee or compensation.

     Section 4.07 EuroGas Schedules. EuroGas will deliver to Belmont within ten (10) days of the execution of the Agreement, unless provided previously, the following disclosure schedules which are collectively referred to as the "EuroGas Schedules":

     (a)  Annual report on Form 10-K for the year ended December
31, 1997; and

     (b)  Quarterly reports on Form 10-Q for the quarters ended
March 31, 1998 and June 30, 1998.
Article V
Conditions Precedent to the Obligations of EuroGas and Eurosub

     The obligations of EuroGas to purchase the equity ownership of Maseva Gas is subject to the satisfaction, at or before the Closing, of each of the conditions set forth below.

     Section 5.01 Performance by Belmont. Belmont shall have substantially performed all conditions of this Agreement unless the requirement has been waived in writing by EuroGas and Eurosub.

     Section 5.02 Formation of Maseva Gas. Maseva Gas shall be duly and lawfully formed and in existence as a legally recognized entity in the Slovak Republic.

     Section 5.03 Transfer of Decision. The Maseva Concession, including all rights under the Decision, shall have been transferred to Maseva Gas and Maseva and Maseva Gas shall have obtained any necessary consent of the Slovak Republic Ministry of Environment as to such transfer and as to the ownership of Maseva Gas by EuroGas.

     Section 5.04 Payment of Existing Obligations. Belmont shall have provided the necessary funding to Maseva or Maseva Gas to permit the payment of all obligations which are due prior to the Closing Date, including the obligation of Belmont to reimburse Maseva for the initial work and organizational costs in investigating and obtaining the Maseva Concession.

     Section 5.05 Due Diligence Review. EuroGas shall have favorably completed its due diligence of the Maseva Concession and the ownership of all rights with respect thereto by Maseva
Gas.

     Section 5.06 No Material Adverse Change. There shall not have been any material change to Maseva Gas or the Maseva
Concession prior to the Closing Date.

     Section 5.07 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority pertaining to the consummation of the transactions contemplated by this Agreement shall have been instituted or threatened on or before the Closing Date.

     Section 5.08 Closing Date Pro Rations. Eurosub and Belmont shall pro rate as of the Closing Date, all charges and items of expense with respect to the Maseva Concession with Belmont bearing the proportionate expense attributable to the period prior to the Closing Date in accordance with the terms of this Agreement and, and Eurosub bearing the proportion expense attributable to the period subsequent to the Closing Date.

     Section 5.09 Third-Party Consents. Belmont shall have obtained the consents of all third-parties whose consent is required to consummate the transactions contemplated by this Agreement, including any consents reasonably requested by EuroGas and Eurosub.

     Section 5.10   Other Agreements.  The execution of a
Registration Rights Agreement, Working Interest Agreement,
Warrant, and Voting Trust Agreement in the form substantially similar to the drafts attached to this Agreement.

     Section 5.11 Agreement with Maseva. The obtaining of any agreements with Maseva (the owner of the other 10% of Maseva Gas) as Belmont and EuroGas deem mutually advisable.

Article VI
Conditions Precedent to the Obligations of Belmont

     The obligation of Belmont to sell its interest in Maseva Gas is subject to EuroGas' and Eurosub's satisfaction, at the time of Closing, of the conditions set out below, except for any condition which has been waived in writing by Belmont at or prior to the Closing.

     Section 6.01 Performance by EuroGas. EuroGas and Eurosub shall have substantially performed all the conditions of this Agreement, unless the requirement has been waived in writing by Belmont.


     Section 6.02 Corporate Approval. The board of directors of EuroGas and Eurosub shall have approved the transactions described in this Agreement and resolutions setting forth those approvals shall have been certified to Belmont by an officer of EuroGas and Eurosub.

     Section 6.03   Other Agreements.  The execution of a
Registration Rights Agreement, Working Interest Agreement,
Warrant, and Voting Trust Agreement in the form substantially similar to the drafts attached to this Agreement.

     Section 6.04 Agreement with Maseva. The obtaining of any agreements with Maseva (the owner of the other 10% of Maseva Gas) as Belmont and EuroGas deem mutually advisable.

Article VII
Survival of Representations and Warranties

     All representations and warranties made in Articles IV and V shall be continuing and shall survive the Closing, but shall expire 24 months after the Closing Date; provided, however, that if a claim for indemnification has been asserted pursuant to
Article VII prior to or as of the expiration date of such 24-month period, such representations and warranties shall remain in full force and effect until full and complete resolution of such
claim.   Notwithstanding the foregoing, however, the time for
making a claim based upon such representation or warranty shall expire 24 months after the Closing Date.

Article VIII
Indemnification

     Section 8.01 By EuroGas, Eurosub, and Belmont. EuroGas and Eurosub, on the one hand, and Belmont on the other hand, each hereby agrees to indemnify and hold harmless the other against all claims, damages, losses, liabilities, costs, and expenses (including settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the indemnified party in connection with each and all of the following:

          (a) any breach by the indemnifying party of any representation or warranty in this Agreement;

          (b) any breach of any covenant, agreement, or obligation of the indemnifying party contained in this Agreement or any other agreement, instrument, or document contemplated by this Agreement; and

          (c) any misrepresentation contained in any statement, exhibit, certificate, or schedule furnished by the indemnifying party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

     Section 8.02 By Belmont. Belmont agrees to indemnify and hold harmless EuroGas and Eurosub from any and all claims, damages, liabilities, costs, and expenses (including settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the indemnified party in connection with each and all of the following:

     (a) any claims against, or liabilities or obligations of, Maseva Gas, the Maseva concession, or the business or assets of Maseva Gas related to any period of time prior to the Closing
Date.

     (b) any and all claims, damages, losses, liabilities, costs, and expenses including settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions reasonably incurred by EuroGas or Eurosub in connection with any claim relating to Maseva Gas's business or operations prior to the Closing Date.

     Section 8.03 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party"), shall promptly notify, in writing, the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by any party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in section 8.04 hereof.

     Section 8.04 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made:

     (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate; and

     (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

     The parties hereto agree the failure of any party to perform any obligation or duty which each has agreed to perform shall cause irreparable harm to the parties willing to perform the obligations and duties herein, which harm cannot be adequately compensated for by money damages. It is further agreed by the parties hereto an order of specific performance against a party in default under the terms of this Agreement would be equitable and would not work a hardship on the defaulting party. Accordingly, in the event of default by any party hereto, the non-defaulting party, in addition to whatever other remedies are available at law or in equity, shall have the right to compel specific performance by the defaulting party of any obligation or duty herein.

Article IX
Specific Performance

     The parties hereto agree the failure of any party to perform any obligation or duty which each has agreed to perform shall cause irreparable harm to the parties willing to perform the obligations and duties herein, which harm cannot be adequately compensated for by money damages. It is further agreed by the parties hereto an order of specific performance against a party in default under the terms of this Agreement would be equitable and would not work a hardship on the defaulting party. Accordingly, in the event of default by any party hereto, the non-defaulting party, in addition to whatever other remedies are available at law or in equity, shall have the right to compel specific performance by the defaulting party of any obligation or duty herein.

Article X
Miscellaneous Provisions

     Section 10.01 Costs. EuroGas, Eurosub, and Belmont shall each pay all of their own costs and expenses incurred or to be incurred by each in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

     Section 10.02 Notices. Any notice, demand, request, or other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if personally served or by facsimile transmission (if receipt is confirmed by the facsimile operator of the recipient), or delivered by overnight courier service or on the third day after mailing if mailed by certified mail, return receipt requested, addressed as follows:

     If to EuroGas or Eurosub, to:
                              Hank Blankenstein, Vice-President
                              EuroGas, Inc.
                              942 East 7145 South, #101A
                              Midvale, Utah 84047
                              Fax:  (801) 255-2005
                              Confirmation:  (801) 255-0862

     With copies to:          Howard S. Landa, Esq.
                              Kruse, Landa & Maycock, L.L.C.
                              50 West Broadway, Eighth Floor
                              Salt Lake City, Utah 84101
                              Fax:  (801) 531-7091
                              Confirmation:  (801) 531-7090

     If to Belmont, to:       Vojtech Agyagos
                              Belmont Resources, Inc.
                              Suite 1180 - 666 Burrard St.
                              Vancouver, British Columbia
                              Canada V6C 2X8
                              Fax:  (604) 683-1350
                              Confirmation:  (604) 683-6648

     With copies to:          David Anfield, Esq.
                              Anfield, Sujir, Kennedy & Durno
                              16th Floor - Stock Exchange Tower
                              609 Granville Street
                              P.O. Box 10068 - Pacific Centre
                              Vancouver, British Columbia
                              Canada  V7Y 1C3
                              Fax:  (604) 669-3877
                              Confirmation: (604) 669-1322

or such other addresses and facsimile numbers as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice, demand, request, or other communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission (if receipt is confirmed by the facsimile operator of the recipient), three days after the date so mailed, or one day after the date so sent by overnight delivery.

     Section 10.03 Governing Law. This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of the state of Utah. Venue for all actions regarding this Agreement shall be in Salt Lake County, Utah. The parties hereby submit to the personal jurisdiction of such court for the purpose of resolving any dispute arising under this Agreement.

     Section 10.04 Attorneys' Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

     Section 10.05 Schedules and Exhibits; Knowledge. Whenever in any section of this Agreement reference is made to information set forth in the exhibits or the Belmont Schedules, such reference is to information specifically set forth in such exhibits or schedules and clearly marked* to identify the section of this Agreement to which the information relates. Whenever any representation is made to the "knowledge" of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

     Section 10.06 Entire Agreement. This Agreement, together with the documents to be delivered pursuant hereto, represent the entire agreement between the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations, or warranties, written or oral, except as set forth herein.

     Section 10.07 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing.

     Section 10.08 Form of Execution; Counterparts. A valid and binding signature hereto or any notice or demand hereunder may be in the form of a manual execution or a true copy made by photographic, xerographic, or other electronic process that provides similar copy accuracy of a document that has been executed. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     Section 10.09 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     Section 10.10 Waiver of Jury Trial. Each party hereby (a) knowingly, voluntarily, intentionally, and irrevocably waives, to the maximum extent not prohibited by law, any right it may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly at any time arising out of, under, or in connection with this Agreement or any transaction contemplated hereby or associated herewith; and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated hereby by, among other things, the mutual waivers and certifications contained in this section.

     DATED as of the date first above written.

                                   EUROGAS, INC.


                                   By



                                   EUROGAS RESOURCES INC.


                                   By



                                   BELMONT RESOURCES, INC.


                                   By